Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sean B. O’Connor

Chief Financial Officer

LeCroy Corporation

Tel: 845-425-2000

LeCroy Announces Planned Retirement

of Chairman Charles A. Dickinson

Chestnut Ridge, NY, April 7, 2008 - LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, announced today that Charles A. Dickinson, Chairman of the Board, has decided to retire at the conclusion of his current term, which ends in October 2008. He has served as a director since May 1998 and as chairman since February 1999, and also serves on the Compensation Committee.

“On behalf of the entire LeCroy organization, I extend my sincere thanks to Charlie for his 10 years of service and the leadership, experience and wisdom he has provided to us during that time,” said LeCroy’s President and Chief Executive Officer Tom Reslewic. “Having reached the age of 84, Charlie has earned the opportunity to enjoy his retirement, and we wish him the best.”

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer/semiconductor/consumer electronics, data storage, automotive/industrial, and military/aerospace markets. LeCroy’s 40-year heritage of technical innovation is the foundation for its recognized leadership in “WaveShape Analysis” - capturing, viewing and measuring the high-speed signals that drive today’s information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

Safe Harbor

This release contains forward-looking statements, including those pertaining to expectations regarding Charles A. Dickinson’s decision to retire from LeCroy’s Board of Directors. There can be no assurance that actual results will not materially differ from these expectations. LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business is described in the Company’s reports on file with the SEC.

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